Exhibit (i)

Dechert LLP

1775 I Street, N.W.

Washington, DC 20006

January 25, 2011

PIMCO Equity Series

840 Newport Center Drive

Newport Beach, California 92660

Dear Ladies and Gentlemen:

This opinion is given in connection with the filing by PIMCO Equity Series, a Delaware statutory trust (“Trust”), of Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A (“Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of authorized Institutional Class, Class P, Administrative Class, Class A, Class C, Class D and Class R shares of beneficial interest of the PIMCO Emerging Multi-Asset Fund and Institutional Class, Class P, Administrative Class, Class A, Class C, Class D and Class R shares of beneficial interest of the PIMCO EqS Emerging Markets Fund (the “Funds”), under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Declaration of Trust and its By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Trust’s shares proposed to be sold pursuant to Post-Effective Amendment No. 6 to the Registration Statement, when it is made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Funds, as described in Post-Effective Amendment No. 6 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Registration Statement to be dated on or about January 25, 2011 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP